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                                                                   Exhibit 10.22


                  MULTIPROJECT DEVELOPMENT AND SUPPLY AGREEMENT

     THIS MULTIPROJECTS DEVELOPMENT AND SUPPLY AGREEMENT (this "Agreement") is made and entered into as of the 20th day of December, 2001 between Clariant Life Science Molecules (Missouri) Inc., a Delaware corporation with an address at 3411 Silverside Road, 200 Rodney Building, Wilmington, Delaware 19810 ("Clariant"), and Novirio Pharmaceuticals Inc., a Massachusetts corporation with an address at 125 Cambridge Park Drive, Third Floor, Cambridge, MA 02140, on behalf of itself and its affiliates, Novirio Pharmaceuticals Limited and Novirio SARL ("Novirio"). Clariant and Novirio are sometimes hereinafter referred to as a Party or Parties.

                              W I T N E S S E T H:

     WHEREAS, Novirio is engaged in the discovery and development of new therapeutics for the treatment of viral diseases;

     WHEREAS, from time to time, Novirio may require assistance with the process development and manufacture of such candidates;

     WHEREAS, Clariant is in the business of providing a wide range of process chemical research, development, regulatory submission, and manufacturing services, ("Services");

     WHEREAS, Novirio has discussed certain of its areas of interest with Clariant and is familiar with Clariant's services, and as a result, wishes to retain Clariant to provide Services and/or Product ("Product", defined generally below and identified individually in each of the Addenda attached hereto and or added later by the parties) for use in one or more of Novirio's pharmaceutical products;

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and undertakings herein set forth, and other good and valuable consideration, due receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, it is agreed by the Parties as follows:

1.   ADDENDA

     Subject to the terms and conditions of this Agreement, Clariant will from time to time provide Services or Product as specified by Novirio, agreed to by Clariant and set forth in one or more Addenda. Each such Addendum shall contain material terms for Services or Product specifically requested by Novirio (e.g., product specifications, project objectives, price, term, schedule, quantity, deliverables, etc.), shall be executed by both parties and shall reference and be an attachment to this Agreement. In the event of a variance between the terms and conditions of this Agreement and the terms and conditions of any Addendum, the terms and conditions of the Addendum will take precedence for purposes of that Addendum only.

2.   PROPRIETARY INFORMATION

     As used in this Agreement, the term "Proprietary Information" shall mean all trade secrets, know-how, technical, scientific, financial or business or other information of any kind, and all


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     chemical compounds and other tangible material, supplied by either Party to the other, and all information derived or generated by the receiving Party therefrom. The Parties acknowledge that they have entered into a Confidentiality and Non-Disclosure Agreement dated as of September 26, 2001 ("Confidentiality Agreement"), attached hereto as Exhibit A and made a part hereof, and that the terms of such Confidentiality Agreement shall apply to the Parties' actions under this Agreement.

3.   INTELLECTUAL PROPERTY

     Clairant shall promptly and fully disclose to Novirio any and all inventions, discoveries, know-how or improvements ("Inventions") conceived, developed or made by Clariant or any of its employees, agents or representatives in the course or as a result of performing the Services pursuant to this Agreement or which pertain or relate to Novirio's Proprietary Information. All such Inventions, whether or not patentable, shall be the sole and exclusive property of Novirio. Clariant agrees to execute, without charge to Novirio, irrevocable assignments of all of its rights, title and interests therein to Novirio, and to secure such irrevocable assignments from any of its employees, agents or representatives who have or may have rights, title and interests in such Inventions. Clariant further agrees to use reasonable efforts to assist Novirio, at Novirio's request and sole expense, to file patent applications or other intellectual property protections on such Inventions.

4.   SHIPPING

     Unless otherwise agreed, any materials produced hereunder shall be packaged and shipped per Novirio's instructions, at Novirio's expense, and in compliance with all applicable shipping regulations.

5.   PAYMENT

     a. Unless otherwise specifically agreed upon as set forth in any Addendum, Clariant will invoice Novirio monthly for Product, Services and/or expenses actually incurred. Each such invoice will specify the costs and expenses attributable to each addendum, and if applicable, each phase of work in such addendum. Such invoices shall be payable net thirty (30) days. Upon the expiration of thirty (30) days from the date of the invoices, Clariant shall retain a right to assess interest at a rate of one and one half percent (1 1/2%) per month.

     b. All prices quoted are exclusive of taxes such as sales, use, value added or similar taxes. Any such taxes, other than taxes on Clariant's income or property, whether now in effect or hereafter enacted, shall be the responsibility of Novirio.

6.   INDEMNIFICATION

     a. Except for negligence on the part of Novirio, Clariant assumes all responsibility for and holds Novirio harmless from any claims for any damage or injury resulting from and during the course of Clariant's performance hereunder.

     b. In the absence of negligence on the part of Clariant, Novirio accepts full responsibility for any use of or reliance by any third party on any information or materials resulting


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          from Clariant's performance hereunder and holds Clariant harmless from any adverse effects or claims resulting from such use or reliance by any third party.

     c. Novirio shall defend, indemnify and hold Clariant harmless from and against any and all third party claims that Clariant's operations hereunder constitute an infringement of said third party's proprietary rights, if such claim arises from technical information or know-how provided by or on behalf of Novirio to Clariant.

     d. Clariant shall defend, indemnify and hold Novirio harmless from and against any and all third party claims to the extent Clariant's operations hereunder constitute an infringement of said third party's proprietary rights, if such claim arises from technical information and know-how provided by Clariant, unless developed by Clariant specifically on Novirio's behalf and at Novirio's direction hereunder.

7.   WARRANTY

     a. Clariant warrants that its Product will meet the specifications provided by Novirio and agreed to by Clariant.

     b. Clariant warrants that it will exercise reasonable care and a high standard of professional efforts in rendering the Services and/or providing the Product to achieve the desired results in accordance with accepted and agreed to standards and procedures. In the event of an error or omission on Clariant's part causing its performance to be unacceptable, and in the absence of gross negligence or intentional misconduct by Clariant or any of its employees, agents and representatives, the sole and exclusive remedy of Novirio shall be, at Novirio's option, either (a) to have the defective performance corrected at no additional expense or (b) to receive a refund of or credit for that portion of any monies paid or payable by Novirio which relates to such defective performance. IN NO EVENT SHALL CLARIANT BE LIABLE TO NOVIRIO OR ANY THIRD PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY TYPE OR AMOUNT ARISING OUT OF ITS PERFORMANCE OR FAILURE OF PERFORMANCE HEREUNDER.

     c. CLARIANT MAKES NO OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR ANY OTHER MATTER WITH RESPECT TO PRODUCT, whether used alone or in combination with other substances.

8.   TERMINATION

     a. Unless terminated earlier according to Section 8 (b) or (c), this Agreement shall continue for a period of five (5) years from the date hereof and may be extended by mutual written agreement of the parties.

     b. Either party may terminate this Agreement and/or any Addendum hereunder upon not less than thirty (30) days prior written notice to the other for reason of a material breach or default by the other party, if such breach or default is not cured within the thirty (30) day period after receipt of such written notice.


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     c.   Unless otherwise set forth in an Addendum, Novirio may terminate this
          Agreement and/or any Addendum at its sole discretion at any time by giving written notice to Clariant. Such termination shall be effective upon the expiration of six (6) months from the date such notice is received by Clariant. In the event of such termination, Novirio agrees to reimburse Clariant for the following under any terminated Addendum:

          (i) 110% of material and project costs already incurred or irrevocably committed to;

          (ii) the portion of Services provided or to be provided through the effective date of termination, on a pro rata basis; and

          (iii) reasonable and unavoidable shutdown, documentation and clean-up fees.

9.   INSPECTION

     Novirio has the right upon reasonable notice and during business hours to visit Clariant to observe the progress of the work and inspect any data relating to the Services.

10.  FORCE MAJEURE

     Neither Party will be responsible for any failure of or delay in performance hereunder which may be due, in whole or in part to any occurrence, cause or causes beyond its reasonable control, including but the failure of third party suppliers to furnish materials ordered by Clariant in a timely manner. The performance schedule, if any, shall be adjusted to account for any such delays.

11.  ASSIGNMENT

     This Agreement, the obligations arising hereunder and the Services to be performed by Clariant in accordance herewith, may not be assigned by Clariant, in whole or in part, without the prior written consent of Novirio, except to the purchaser of substantially all of Clariant's business to which this Agreement relates.

12.  USE OF NAMES

     Neither party shall use or disclose the name of the other in any advertising, sales, marketing or other promotional material, without the prior written consent of the other.

13.  INDEPENDENT CONTRACTOR

     Clariant has not assumed, and during the term hereof, will not assume any obligations which are inconsistent with this Agreement, shall at all times perform as an independent contractor, not as an employee or agent of Novirio and shall have no right or authority to commit or obligate Novirio unless specifically appointed in writing to do so.

14.  INTEGRATION AND WAIVER

     Unless otherwise amended by a writing signed by both parties, this Agreement, any Addenda, and the Confidentiality Agreement represent the entire understanding of the parties. No waiver of any provision of this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or be construed as a further or continuing waiver of any such provision, or of any other provision or condition of this Agreement.


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15.  NOTICES

     Any notices, payments or statements to be made under this Agreement shall be made to Clariant Corporation, 4000 Monroe Road, Charlotte, NC 28505,
     Attention: General Counsel; Clariant Corporation, 3411 Silverside Road, Wilmington, DE 19810, Attention: Director of Sales; and to Novirio Pharmaceuticals, Inc. at 125 Cambridge Park Drive, Cambridge, MA 02140,
     Attention: Senior Director, Pharmaceutics, with a copy to the attention of Senior Vice President, Legal & Administration, or to such other address or person later designated in writing by the other party for such purpose.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement in duplicate as of the day and date first written above.

Clariant Life Science Molecules              Novirio Pharmaceuticals, Inc.
(Missouri) Inc.

    /s/ Mark H. Witterholt                       /s/ Scot M. Barry
By: ________________________________         By:________________________________
    Mark H. Witterholt                          Scot M. Barry

Title:______________________________         Title:_____________________________
      Director of Sales & Marketing                Sr. Director, Pharmaceuticals

Date:_______________________________         Date:______________________________



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